Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into as of March 11, 2020 (the “Closing Date”), by and among Oldcastle Infrastructure, Inc., a Washington corporation (“Buyer”), on the one hand, and Suttle, Inc., a Minnesota corporation (the “Seller”), and Communications Systems, Inc., a Minnesota corporation (the “Shareholder” and together with the Seller the “Seller Parties” and each a “Seller Party”), on the other hand.

RECITALS

A.            The Seller is in the business of designing, manufacturing, selling, and distributing the non-fiber optic product lines identified on Exhibit A hereto (the “Business”).

B.            The Seller desires to sell certain of the assets, and assign certain rights, obligations, and liabilities of the Seller related exclusively to the Business, and Buyer desires to purchase such assets and to assume certain rights, obligations and liabilities of the Seller related thereto.

In consideration of the representations, warranties, covenants, and agreements contained herein, the adequacy of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

TRANSACTION & CLOSING

Section 1.01. Transactions; Closing Deliveries.

(a)            Purchased Assets. Except for the Excluded Assets (as defined in Section 1.01(b)), at the Closing (as defined below in Section 1.02) of the transactions contemplated by this Agreement (the “Transactions”), the Seller shall, in accordance with the terms and conditions of this Agreement, sell, assign, convey, and otherwise transfer to Buyer, all right, title and interest of the Seller in the following assets to the extent related exclusively to the Business (the “Assets”) free and clear of all liens, charges, security interests, mortgages, pledges, or other encumbrances of any kind (“Encumbrances”), other than Permitted Encumbrances (as defined in Section 3.07(a)):

(i)              All of the fixtures, machinery, equipment, tools, furniture, pallets, spare parts, molds, jigs, molded communication enclosures, and metal enclosures used in connection with the production of the product lines set forth in Exhibit A hereto (including the Premise Distribution Passives, Speedstar Products, SOHO Products, and Legacy product lines, as set forth in Exhibit A hereto), and any other items of personal property, including those items of personal property listed on Schedule 1.01(a)(i), in each case to the extent related exclusively to the Business, but specifically excluding any such items that are addressed by other provisions in this Section 1.01, including computers, furniture, office and desk supplies, office phones, pallet jacks, forklifts, conveyor systems, shrink wrap devices, cars, trucks and other vehicles (the “Transferred Personal Property”);

(ii)             All of the benefits of the Contracts (as defined below in Section 3.10) listed on Schedule l.01(a)(ii) that relate exclusively to the Business (the “Acquired Contracts”);

(iii)            All of the Permits (as defined below in Section 3.11) listed on Schedule 1.01(a)(iii) that relate exclusively to the Business and are transferable under applicable Law (as defined in Section 3.05) (the “Transferred Permits”);

(iv)           All finished goods inventory, raw materials or other items of inventory, in each case to the extent listed on Schedule 1.01(a)(iv) and related exclusively to the Business (“Transferred Inventory”);

(v)            All drawings, goodwill, customer lists / relationships and supplier lists / relationships, in each case to the extent related exclusively to the Business;

(vi)           The (A) Intellectual Property rights set forth on Schedule 1.01(a)(vi), (B) confidential information, know-how, inventions, discoveries, improvements, ideas, concepts, creative works, business records, formulas, processes, designs, websites, domain names and email domains, in each case to the extent related exclusively to the Business, and (C) the names “Suttle, Inc.”, “MediaMax”, “Legacy”, “Premise Distribution Passives”, “Speedstar” and “SOHO” (collectively, the “Transferred Intellectual Property”);

(vii)          The amount of prepaid deposits and prepaid expenses made by the Seller, measured as of the Effective Closing Time (as defined in Section 1.02) for all Acquired Contracts or the Transferred Permits or otherwise, in each case to the extent relating exclusively to the Business (the “Transferred Prepaids”);

(viii)          All of the accounts receivable of the Seller relating exclusively to the Business, measured as of the Effective Closing Time (the “Transferred Accounts Receivable”);

(ix)            All phone numbers, to the extent relating exclusively to the Business;

(x)             (A) All computers (other than any personal computers used by any of the Transferred Employees), furniture and office and desk supplies, in each case to the extent relating exclusively to the Business and located in the Seller’s fabrication shop and (B) all furniture and office and desk supplies to the extent relating exclusively to the Business that are assigned to a Transferred Employee (collectively, the “Specified Transferred Items”);

(xi)            All rights and claims against third parties, including, without limitation, all rights under express or implied warranties from suppliers to the Seller and all other claims, rebates, payments from vendors and refunds, in each case to the extent related exclusively to the Business (the “Transferred Claims”);

(xii)           The pallet jacks, forklifts, conveyor systems, and shrink wrap devices set forth on Schedule 1.01(a)(xii); and

(xiii)          The cars, trucks or other vehicles set forth on Schedule 1.01(a)(xiii).

(b)           Excluded Assets. Notwithstanding any other provision of this Agreement to the contrary, Seller shall retain ownership of and shall not hereby or otherwise sell or transfer, and the Assets shall not include, the Seller’s right, title and interest in, to and under all of its assets, properties and rights not specifically included in the Assets, including the following (collectively, the “Excluded Assets”):

(i)              All cash, cash equivalents, marketable securities and bank accounts of the Seller;

(ii)             Other than the Transferred Permits, all Permits of the Seller;

(iii)            Other than the Acquired Contracts, all Contracts to which the Seller is a party;

(iv)            Other than the Transferred Personal Property, all equipment and personal property of the Seller (including, for the avoidance of doubt, all injection molding machines, computer numerical control (CNC) machines and tool room equipment and tools);

(v)             Other than the Transferred Inventory, all inventory and raw materials of the Seller;

(vi)            Other than the Transferred Accounts Receivable, all accounts, notes and other receivables of the Seller;

(vii)          Other than the Transferred Intellectual Property, all intellectual property rights of the Seller;

(viii)         Other than the Transferred Prepaids, all prepaid deposits and prepaid expenses of the Seller;

(ix)            Other than the Transferred Claims, all claims of the Seller against third parties;

(x)             Other than the contractual rights afforded to Buyer under the Lease Agreement (as defined in Section 1.01(c)(iii)), all rights of the Seller in or to any real property owned or leased by the Seller;

(xi)            All tax refunds and credits (whether by payment, credit, offset or otherwise);

(xii)           All insurance policies issued to or for the benefit of the Seller or any of its affiliates, all proceeds therefrom and all rights, claims, credits or causes of action thereunder;

(xiii)          The shares of stock or other ownership interests in the Seller;

(xiv)          The corporate or company seal, minute books, stock books, blank share certificates, and other records relating to the corporate or other legal organization of the Seller and returns of Taxes (as defined below in Section 3.18) for Taxes accruing before the Closing Date

(xv)           Other than the Specified Transferred Items, all computers, furniture and office and desk supplies;

(xvi)          All (A) office phones and (B) personal computers used by any of the Transferred Employees;

(xvii)         All warehouse racking and, except as set forth on Schedule 1.01(a)(xii), all material handling equipment (e.g., pallet jacks, forklifts, conveyor systems, shrink wrap devices, etc.);

(xviii)        Except as set forth on Schedule 1.01(a)(xiii), all cars, trucks and other vehicles;

(xix)          All compensation, incentive, retirement, stock or stock-based employee benefit or employment-related plans, policies, arrangements or agreements and rights in the assets of any such plans, policies, arrangements or agreements; and

(xx)           The rights which accrue to any of the Seller Parties under this Agreement or any Related Instrument.

(c)          Seller’s Closing Deliveries. At the Closing, Seller shall cause to be executed and delivered to Buyer the following instruments (collectively, “Related Instruments”):

(i)              affidavits in a form reasonably satisfactory to Buyer certifying that the Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

(ii)             a settlement statement (the “Settlement Statement”) setting forth the distribution of the Purchase Price (as defined in Section 2.01(a)) on the Closing Date;

(iii)            a lease agreement, in form substantially the same as that attached hereto as Exhibit 1.01(c)(iii) (the “Lease Agreement”), along with executed termination agreements for the existing leases with respect to such sites;

(iv)            a certificate, dated as of the Closing Date, signed by the Assistant Secretary of the Seller, (A) attaching true, correct and complete copies of the Articles of Incorporation and bylaws, and any amendments thereto, of the Seller, (B) certifying the good standing of the Seller in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, (C) certifying the incumbency, signature and authority of the officers of the Seller duly authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Seller, (D) attaching a copy of the resolutions of the board of directors of the Seller authorizing the execution and delivery of this Agreement and the Related Instruments and the consummation of the Transactions, and (E) that there are no Proceedings (as defined in Section 1.05(d)) for the dissolution or liquidation of the Assets;

(v)             termination statements and instruments of release, in form and substance satisfactory to Buyer, releasing and discharging all Encumbrances other than Permitted Encumbrances on the Assets or payoff letters with respect to the same;

(vi)            executed copies of all consents, waivers, approvals and authorizations required by Law, Contract or Order (as defined in Section 3.15) to be obtained in connection with the consummation of the Transactions;

(vii)          a bill of sale, assignment and assumption agreement for the Assets and Assumed Liabilities, in form substantially the same as that attached hereto as Exhibit 1.01(c)(vii);

(viii)         a transition services agreement for the orderly transition of sourcing, production, distribution and sales to Buyer’s business in form substantially the same as that attached hereto as Exhibit 1.01(c)(viii) (the “Transition Agreement”);

(ix)            a tax clearance certificate from the state of Minnesota relating to the Shareholder; and

(x)             such other documents or instruments as may be reasonably required by Buyer to consummate the Transactions.

(d)         Buyer’s Closing Deliveries. At the Closing, Buyer shall cause to be executed and delivered to Seller the following:

(i)              counterparts of the Related Instruments to which Buyer or any affiliate thereof is a party; and

(ii)             a certificate from Buyer, dated as of the Closing Date, signed by the Secretary of Buyer, (A) certifying the good standing of Buyer in its jurisdiction of incorporation, (B) certifying the incumbency, signature and authority of the officer(s) of Buyer duly authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by Buyer, and (C) attaching a copy of the resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement and the Related Instruments to which Buyer is a party and the consummation of the Transactions.

Section 1.02. Closing. Consummation of the Transactions (the “Closing”) shall take place on the Closing Date and shall be deemed effective as of 12:00:01 a.m. Central Time on the Closing Date (“Effective Closing Time”).

Section 1.03. Duty to Assist. From time to time after the Closing Date, each party shall, without further consideration, provide the other party with such assistance as may be reasonably requested by the other party to make effective the transactions contemplated hereby, including the execution and delivery of such instruments as may be reasonably requested to make effective the transactions contemplated hereby.

Section 1.04. Assumed Liabilities. As further consideration for consummation of the Transactions, Buyer, without further action by any party, hereby assumes as of the Effective Closing Time and agrees thereafter to (a) pay and perform when due (i) the Current Liabilities (as defined below in Section 2.01(d)(iii)) that are reflected in the calculation of the Final Closing Net Working Capital (as defined below in Section 2.02(d)), and (ii) the Seller’s obligations set forth in writing under the Acquired Contracts, the Transferred Permits or any other Assets that are to be performed on or after the Effective Closing Time, in each case in this clause (a)(ii), except to the extent arising from a breach or default, whether with or without notice, the passage of time or both, of any obligation to be performed before the Effective Closing Time; (b) accept in the ordinary course of business the return of products sold by the Seller in the 12 months immediately preceding the Effective Closing Time, but only to the extent of the amount of the reserve for returned products that is reflected in the calculation of Final Closing Net Working Capital; and (c) accept in the ordinary course of business any stock rotation return of products that is accompanied by an offset stocking order (collectively, the “Assumed Liabilities”).

Section 1.05. Excluded Liabilities. Except as expressly provided in Section 1.04, Buyer assumes no Liability (as defined in this Section 1.05) whatsoever of the Seller (“Excluded Liabilities”). Seller shall satisfy, pay, and discharge the Excluded Liabilities as and when due. As used herein, “Liability” means any liability or obligation of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, whether or not required to be accrued, reserved against or otherwise reflected on financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”) or disclosed or required to be disclosed on any schedule to this Agreement. Without limiting the generality of the foregoing, the Excluded Liabilities include, and under no circumstances shall Buyer be deemed to assume, any Liability of the Seller arising out of, or relating to:

(a)            The ownership or operation of the Assets or the Business, in each case to the extent arising out of or relating to the period prior to the Effective Closing Time, excepting only the Assumed Liabilities;

(b)           Any Liability for Environmental Damages (as defined in Section 3.16(b)), to the extent arising out of or relating to the period prior to the Effective Closing Time;

(c)            Any actual or alleged tortious conduct or any compliance or noncompliance with any Law applicable to the Seller, the Business, the Assets or the Transferred Permits, in each case to the extent arising out of or relating to the period prior to the Effective Closing Time;

(d)           Any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation (“Proceeding”) or claims of any kind, pending or threatened as of the Effective Closing Time, whether or not listed on Schedule 3.15;

(e)            Any Taxes of the Seller relating to the operations of the Business or the use of the Assets prior to the Effective Closing Time (other than prorated ad valorem Taxes for which Buyer is responsible pursuant to Section 7.02);

(f)            Any compensation or employee benefit or other employee or employment-related Liabilities (including severance), in each case to the extent relating to the period prior to the Effective Closing Time;

(g)           Any indebtedness, including capital lease obligations, of the Seller or any of its affiliates;

(h)           Any Liability under any Acquired Contract, Transferred Permit or property lease to the extent the same arose before the Effective Closing Time or that arises after the Effective Closing Time but results from a breach or default, whether with or without notice, the passage of time or both, of any obligation to be performed under any Acquired Contract, Permit or property lease on or before the Effective Closing Time;

(i)             Except to the extent constituting an Assumed Liability, any products manufactured or sold or services rendered on, or prior to, the Effective Closing Time;

(j)             Any Excluded Asset; or

(k)           Any fees or expenses of brokers, investment bankers, attorneys or other professional advisors incurred by or on behalf of the Seller Parties incident to this Agreement or the Transactions.

ARTICLE II

PURCHASE PRICE

Section 2.01. Consideration.

(a)            Purchase Price. The consideration for the Assets shall be (i) an amount in cash equal to $8,000,000.00 (the “Purchase Price”) and (ii) Buyer’s assumption of the Assumed Liabilities. The Purchase Price will be subject to adjustment pursuant to Section 2.02.

(b)           Releases; Estimated Closing Statement. At least two business days before the Closing Date, the Seller shall:

(i)              deliver to Buyer letters from the beneficiaries of each Encumbrance, in form and substance reasonably satisfactory to Buyer, on any Asset, releasing all Encumbrances other than a Permitted Encumbrance held by such beneficiary on the Assets; and

(ii)             cause to be prepared and delivered to Buyer a statement (the “Estimated Closing Statement”), setting forth the Seller Parties’ good faith estimate of the Closing Net Working Capital, as such term is defined below in Section 2.01(d)(i) (the “Estimated Closing Net Working Capital”). The Estimated Closing Statement shall (A) be prepared in accordance with the accounting-related principles, policies, procedures and methodologies set forth in Exhibit 2.01(b)(ii) to be used in connection with the calculation of the Estimated Closing Net Working Capital and the Closing Net Working Capital (the “Net Working Capital Principles”) and (B) include only those categories of assets and liabilities contemplated by the Net Working Capital Principles.

(c)            Closing Payment. At the Closing, Buyer shall: (a) pay to the Seller, by wire transfer to a bank account designated in writing by the Seller to Buyer at least two business days prior to the Closing Date (the “Bank Account”), an amount equal to the Purchase Price, (i) plus the Working Capital Adjustment Amount (as such term is defined below in Section 2.01(d)(vi)) (if a positive number), and (ii) minus the absolute value of the Working Capital Adjustment Amount (if a negative number); and (b) assume the Assumed Liabilities.

(d)           Certain Defined Terms. As used in this Agreement, the following terms have the meanings indicated below in this Section 2.01(d):

(i)              “Closing Net Working Capital” means the Net Working Capital as of the Effective Closing Time.

(ii)             “Current Assets” means the categories of current assets of the Seller relating exclusively to the Business set forth in the Net Working Capital Principles. For the avoidance of doubt, the parties acknowledge and agree that Current Assets will not include any of the following categories of assets: (1) fixed assets (including any vehicles); (2) intangible assets; (3) Tax assets (including current or deferred Tax assets); (4) Uncollected Receivables (as defined below in Section 2.02(b)); (5) cash and cash equivalents; (6) prepaid expenses under the Acquired Contracts set forth on Exhibit 2.01(d)(ii)(6); or (7) Excluded Assets.

(iii)           “Current Liabilities” means the categories of current liabilities of the Seller relating exclusively to the Business set forth in the Net Working Capital Principles. For the avoidance of doubt, the parties acknowledge and agree that Current Liabilities will not include any Excluded Liabilities, including Liabilities for Taxes and compensation or employee benefit or other employee or employment-related Liabilities.

(iv)            “Net Working Capital” means, as of a specified date, an amount (which may be positive or negative) equal to (1) the Current Assets minus (2) the Current Liabilities.

(v)             “Target Net Working Capital” means $4,750,000.

(vi)            “Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to (1) the Estimated Closing Net Working Capital minus (2) the Target Net Working Capital.

Section 2.02. Purchase Price Adjustment.

(a)            Closing Statement. Within 90 days after the Closing Date, Buyer will cause to be prepared and delivered to the Seller a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculations of (i) the Closing Net Working Capital and (ii) the amount of any adjustment to the Purchase Price pursuant to Section 2.02(e). The Closing Statement shall (A) be prepared in accordance with the definitions of Current Assets, Current Liabilities and Net Working Capital and the accounting-related principles, policies, procedures and methodologies set forth in the Net Working Capital Principles and (B) include only those categories of assets and liabilities contemplated by the Net Working Capital Principles.

(b)           Uncollected Receivables. Notwithstanding any other provision of this Agreement to the contrary, the parties agree that Buyer may elect in its sole discretion to exclude from Closing Net Working Capital any account receivable of the Seller that is outstanding as of the Closing and remains uncollected as of the 85th day after the Closing Date (any such uncollected receivable, an “Uncollected Receivable”), despite Buyer’s commercially reasonable efforts consistent with Buyer’s usual efforts to collect its own receivables (it being agreed and understood that such efforts shall not require litigation or extraordinary collection activity). If Buyer exercises this right, then concurrently with the delivery of the Closing Statement, Buyer shall assign to the Seller (or its designee) all right, title and interest of Buyer in and to the Uncollected Receivables.

(c)            Dispute Resolution Procedures. Any dispute arising out of or relating to the calculation of the Closing Net Working Capital and any resulting adjustment to the Purchase Price shall be resolved in accordance with the dispute resolution procedures set forth in Section 2.03.

(d)           Final Closing Net Working Capital. As used herein, the “Final Closing Net Working Capital” means: (i) if the Seller does not deliver a Notice of Disagreement with respect to the Closing Statement pursuant to Section 2.03(a), the Closing Net Working Capital as set forth in the Closing Statement; or (ii) if a Notice of Disagreement is delivered, the Closing Net Working Capital (A) as agreed to in writing by Buyer and the Seller pursuant to Section 2.03(b) or (B) in the absence of such agreement, as determined by the Accounting Firm (as defined in Section 2.03(c)(i)) pursuant to Section 2.03(c).

(e)            Adjustment to Purchase Price. As promptly as practicable (but in no event later than five (5) business days) after the determination of the Final Closing Net Working Capital, the Purchase Price shall be adjusted as follows:

(i)              If the Final Closing Net Working Capital exceeds the Estimated Closing Net Working Capital (such excess, the “Working Capital Excess”), then Buyer shall pay or cause to be paid to the Seller, by wire transfer of immediately available funds to the Bank Account, the Working Capital Excess;

(ii)             If the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital (the absolute amount of such shortfall, the “Working Capital Shortfall”), then the Seller Parties shall jointly and severally pay or cause to be paid to Buyer, by wire transfer of immediately available funds to a bank account designated in writing by Buyer, an aggregate amount equal to the Working Capital Shortfall; and

(iii)            If the Final Closing Net Working Capital is equal to the Estimated Closing Net Working Capital, then there shall be no adjustment to the Purchase Price pursuant to this Section 2.02.

(f)            Tax Treatment. Any amount paid pursuant to this Section 2.02 shall be treated as an adjustment to the Purchase Price for Tax purposes, except to the extent otherwise required by applicable Law.

Section 2.03. Dispute Resolution Procedures.

(a)            Notice of Disagreement. The Closing Statement delivered pursuant to Section 2.02(a) and Buyer’s calculations of the Closing Net Working Capital and any adjustment to the Purchase Price set forth therein, shall be final, binding and conclusive on the parties hereto unless the Seller, within thirty (30) days following the Seller’s receipt of the Closing Statement, delivers to Buyer a written notice of disagreement (a “Notice of Disagreement”) setting forth in reasonable detail (i) each item or amount in the Closing Statement as to which the Seller disagrees (each, a “Disputed Item”), (ii) the basis for each Disputed Item and reasonable supporting documentation therefor and (iii) the Seller’s calculations of the Closing Net Working Capital and any adjustment to the Purchase Price.

(b)           Resolution Period. If the Seller delivers to Buyer a Notice of Disagreement with respect to any Closing Statement that complies with Section 2.03(a), Buyer and the Seller shall, during the thirty (30) day period following Buyer’s receipt of such Notice of Disagreement (the “Resolution Period”), negotiate in good faith and use commercially reasonable efforts to resolve promptly all of the Disputed Items set forth in such Notice of Disagreement. Any such Disputed Items that are resolved by a written agreement between Buyer and the Seller during the Resolution Period shall be final, binding and conclusive on the parties hereto and shall become part of the calculations of the Closing Net Working Capital and any adjustment to the Purchase Price.

(c)            Accounting Firm.

(i)              If, by the end of the Resolution Period, Buyer and the Seller are unable to resolve all of the Disputed Items set forth in a Notice of Disagreement with respect to the Closing Statement, then as promptly as practicable and in no event later than ten (10) days thereafter, they shall jointly engage and submit such unresolved Disputed Items (each, an “Unresolved Item”) for resolution to a nationally recognized accounting firm mutually acceptable to Buyer and the Seller (the “Accounting Firm”). If Buyer and the Seller are unable to agree on the appointment of the Accounting Firm within ten (10) days after the end of the Resolution Period, then Buyer and the Seller shall each select such an accounting firm and shall instruct such two firms to jointly select a third independent accounting firm to act as the Accounting Firm to resolve the Unresolved Items. Buyer and the Seller agree (A) to execute a reasonable engagement letter with the Accounting Firm, which letter will specifically require the Accounting Firm to review this Agreement and agree to comply with the terms of this Section 2.03, (B) to submit to the Accounting Firm not later than thirty (30) days after the end of the Resolution Period a written statement summarizing its position on the Unresolved Items, together with such supporting documentation as it deems necessary, and (C) not to engage in any ex parte communications with the Accounting Firm.

(ii)             Buyer and the Seller shall jointly instruct the Accounting Firm that (A) it shall act as an expert in accounting, and not as an arbitrator, to resolve only the Unresolved Items in accordance with, as applicable, the accounting principles, practices, procedures and methodologies set forth in the Net Working Capital Principles, the definitions of Current Assets, Current Liabilities and Net Working Capital, and the other terms of this Agreement; (B) it shall base its decision solely on the written submissions of Buyer and the Seller and shall not conduct an independent review or audit; (C) it may not assign a dollar value to any Unresolved Item greater than the highest amount or less than the lowest amount claimed by Buyer or the Seller, as applicable, in their written submissions to the Accounting Firm; and (D) it shall deliver to Buyer and the Seller its written decision setting forth its calculations of the Closing Net Working Capital and any adjustment to the Purchase Price, if any, as applicable, in each case as promptly as practicable (and in no event later than thirty (30) days) after the submission of the Unresolved Items to the Accounting Firm. The Accounting Firm’s written decision shall be final, binding and conclusive on the parties hereto absent fraud or manifest error. The Closing Statement shall be revised as necessary to reflect the Accounting Firm’s written decision, and such decision may be entered as a judgment in any court of competent jurisdiction.

(iii)            The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer and the Seller (on behalf of the Seller Parties) in inverse proportion as they may prevail on the Unresolved Items, which proportionate allocations shall be calculated on an aggregate basis based on the relative dollar values of all Unresolved Items and shall be determined by the Accounting Firm and included in its written decision. For example, if the Unresolved Items total $1,000 and the Accounting Firm awards $600 in favor of Buyer’s position and $400 in favor of the Seller’s position, 60% (i.e., 600 ÷ 1,000) of the fees, costs and expenses of the Accounting Firm would be borne by the Seller and 40% (i.e., 400 ÷ 1,000) would be borne by Buyer.

(d)            Access to Information. During the period from and after Buyer’s delivery of the Closing Statement through the final resolution of any matters contemplated by this Section 2.03, Buyer and Seller shall afford the other party, and the Accounting Firm, if necessary, and their representatives, on a confidential basis, reasonable access during normal business hours to its books and records to the extent related to the calculations of the Closing Net Working Capital and any adjustment to the Purchase Price.

Section 2.04. Allocation of Purchase Price. Buyer and the Seller agree that, for federal and state income Tax purposes, the Purchase Price shall be allocated in accordance with Schedule 2.04. Neither Buyer nor the Seller shall take any position that is inconsistent with such allocation, unless required by applicable Law.

ARTICLE III

SELLER PARTIES’ REPRESENTATIONS & WARRANTIES

As a material inducement for Buyer to enter into the Transactions and perform this Agreement, the Seller Parties, jointly and severally, represent and warrant to Buyer the following:

Section 3.01. Power. Each of the Seller Parties has the requisite power and authority to execute, deliver, and perform its obligations under this Agreement and the Related Instruments to which it is a party. The Transactions, this Agreement, the Related Instruments and all other agreements to be executed in connection herewith or therewith (a) have been duly authorized, executed, and delivered by each of the Seller Parties who is party thereto and (b) are valid, binding, and enforceable against the Seller Parties who are party thereto.

Section 3.02. Organization and Authority. The Seller is a Minnesota corporation duly organized, validly existing, and in good standing under the Laws of the State of Minnesota and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the nature of its business or the character or the location of its properties owned or leased by it makes such qualification necessary. The Seller has all requisite power and authority to own or lease and operate its properties and assets and to carry on the Business as currently conducted.

Section 3.03. Ownership of Seller; No Subsidiaries. The Shareholder directly owns all of the issued and outstanding shares of capital stock and voting rights in the Seller, free and clear of all Encumbrances (other than transfer restrictions generally imposed by applicable securities Laws), and there are no other voting securities or other equity interests in the Seller (or any options or instruments) (a) granting any Person (as defined in Section 3.08(f)(i)) any rights to obtain any such security or equity interest or (b) convertible into the same. The Seller does not own any equity interests, directly or indirectly, in any Person.

Section 3.04. No Conflicts; Consents. The execution, delivery, and performance of this Agreement and the Related Instruments and the consummation of the Transactions do not, and will not, (a) violate any provision of the Articles of Incorporation, bylaws or other organizational documents of any of the Seller Parties, (b) create any Encumbrance (other than a Permitted Encumbrance) on any Asset or (c) except as set forth on Schedule 3.04, conflict with, or result in a breach of, create an event of default under, or give any third party the right to accelerate any obligation under, any Acquired Contract, Transferred Permit, agreement, mortgage, Order, arbitration award, judgment, or decree to which any Seller Party is a party, or by which any Seller Party or any Asset is bound or subject, whether with or without the giving of notice, the passage of time, or both. There is no pending or, to the Seller’s knowledge, threatened Proceeding before, or by, any federal, state, local, foreign governmental authority, tribe, agency, department, commission, board, bureau, instrumentality, court, tribunal, or political subdivision (each, a “Governmental Authority”), to restrain or prevent the Transactions.

Section 3.05. Compliance with Law. Except as set forth on Schedule 3.05, since January 1, 2014, the Seller has complied in all material respects with all laws applicable to the Assets and the Business, including all federal, state, tribal, foreign and local laws, regulations, restrictions, Orders, rulings, ordinances, codes, injunctions, and decrees of any Governmental Authority (collectively, “Law” or “Laws”). The present use of the Assets in the Business does not violate any Law in any material respect. The Seller is solvent, and is not entering into this Agreement or the Transactions to defraud creditors or with the intent of making a fraudulent conveyance or fraudulent transfer under any applicable Law.

Section 3.06. Financial Statements. Set forth on Schedule 3.06 are true and complete copies of the unaudited balance sheet of the Business as at December 31, 2019 (the “Balance Sheet”), and statements of income of the Business for the fiscal years ended December 31, 2019 and 2018, in each case adjusted to exclude all businesses other than the Business (collectively, the “Financial Statements”). The Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Business; (ii) have been prepared in accordance with GAAP consistently applied throughout the periods covered; and (iii) present truly and fairly in all material respects the results of operations of the Business for the fiscal period then ended. The Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions relating to the Business are executed in accordance with management’s authorizations and that such transactions are recorded so as to permit preparation of the Financial Statements in conformity with GAAP. Except as set forth in Schedule 3.06, the Seller has no liabilities or obligations with respect to the Business required to be reflected on a balance sheet prepared in accordance with GAAP, except those Liabilities that are reflected in the calculation of the Final Closing Net Working Capital.

Section 3.07. Assets.

(a)            The Seller owns, or, as set forth on Schedule 3.07(a)(i), has a valid leasehold interest in, the Assets free and clear of all Encumbrances other than Permitted Encumbrances. At the Closing, the Seller shall completely and validly transfer and convey the Assets to Buyer, free and clear of all Encumbrances, other than the Permitted Encumbrances. As used herein, the term “Permitted Encumbrances” means (i) Encumbrances set forth on Schedule 3.07(a)(ii); (ii) Encumbrances for Taxes, assessments and other governmental charges that are not yet due and payable or that may be paid thereafter without penalty or the amount or validity of which is being contested in good faith by appropriate Proceedings; (iii) easements, covenants, conditions and restrictions of public record; (iv) easements, covenants, conditions and restrictions not of record that do not interfere in any material respect with the conduct of the Business or the use of the property related thereto; and (v) mechanic’s, materialman’s, warehouseman’s, supplier’s, vendor’s, landlord’s or similar Encumbrances arising or incurred in the ordinary course of business.

(b)           No amount is past due and owing from the Seller with respect to any of the Assets. Except for (i) the Excluded Assets or (ii) as set forth in Schedule 3.07(b), the Assets, together with the rights afforded to Buyer under the Lease Agreement and the Transition Agreement, (A) are sufficient for the continued conduct of the Business by Buyer immediately after the Closing, substantially in the same manner as conducted prior to the Closing and (B) constitute all of the rights, properties and assets necessary to conduct the Business substantially as currently conducted.

(c)            Except as set forth on Schedule 3.07(c), the Assets are free from any known material defect and are in good operating condition (ordinary wear and tear excepted).

Section 3.08. Leased Real Property. The real property that is the subject of the Lease Agreement (the “Leased Real Property”) constitutes all of the real property that is used, or held for use, in the Business. Other than the Shareholder (the landlord under the Lease Agreement and an affiliate of the Seller), or any Permitted Encumbrances, no basis exists for any claim by any third party to any ownership or other interest in the Leased Real Property. Prior to the Closing, the Seller had a good, valid and subsisting leasehold interest in the Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. With respect to the Leased Real Property:

(a)            There is no pending or, to the knowledge of the Seller, threatened condemnation, eminent domain, or other Proceeding concerning, or that would reasonably be expected to adversely affect, the Leased Real Property.

(b)           The Leased Real Property is served by all utilities necessary to operate the Business and is located in an area designated as an “Area of Minimal Flood Hazard-Zone X” per the Federal Emergency Management Agency’s National Flood Map. The Leased Real Property has perpetual direct access rights to a public roadway. All easements, cross easements, licenses, air rights, and rights-of-way, or other similar property interests affecting the Leased Real Property (collectively, “Easements”) are in full force and effect without default thereunder. To the Seller’s knowledge, no present default or breach exists regarding the Easements, and no condition or circumstance exists which, with the passage of time or the giving of notice, or both, would constitute or result in a default or breach.

(c)            To the Seller’s knowledge, the Leased Real Property, and the current use thereof, complies in all material respects with all restrictive covenants and applicable Laws (including all applicable zoning or building ordinances or codes and other use or occupancy restrictions, in each case, without reliance on any “grandfather” clauses or exceptions for permitted, non-conforming uses), and, to the Seller’s knowledge, does not cause or constitute a nuisance or trespass.

(d)           The Seller has delivered to Buyer copies of all surveys or engineering studies relating to the Leased Real Property that are in the possession of the Seller.

(e)           All Taxes and other governmental assessments relating to the Leased Real Property, to the extent that the same have become due and payable, have been paid.

(f)            Except to the extent expressly set forth on Schedule 3.08(f):

(i)             No natural person, entity, or organization whatsoever including any individual, sole proprietorship, corporation, partnership, limited liability company, association, trust, bank, estate, or Governmental Authority (each a “Person”), other than Seller occupies, possesses, or uses, or has any right to occupy, possess, or use, any of the Leased Real Property;

(ii)             To the Seller’s knowledge, the improvements located on, or annexed to, the Leased Real Property are in working order and repair, ordinary wear and tear excepted, and, to the Seller’s knowledge, are free from material defects and suitable for their present use;

(iii)            To the Seller’s knowledge, all electrical, plumbing, heating and air-conditioning, and exterior drainage systems and equipment, in, under or on the Leased Real Property are in good condition and working order, ordinary wear and tear excepted;

(iv)            To the Seller’s knowledge, there is presently no subsidence or other soil condition that materially adversely affects, or would reasonably be expected to have a material adverse effect on, the Leased Real Property;

(v)             Neither the Leased Real Property nor any part thereof is subject to any purchase options, rights of first offer, rights of first refusal or other similar rights in favor of any Person; and

(vi)            To the knowledge of Seller, there are no material encroachments on the Leased Real Property and the improvements do not encroach upon any Easement or any adjoining land or adjoining street.

Section 3.09. [Intentionally omitted]

Section 3.10. Contracts. For purposes of this Agreement, “Contract” means each contract, lease, purchase order, supply agreement, and other contract or agreement of any kind or nature, whether oral or written of the Seller that relates to the conduct of the Business. All Acquired Contracts are valid, binding and enforceable in accordance with their terms. Seller is not, and to the Seller’s knowledge, no other party to any Acquired Contract, is in breach of or default under any Acquired Contract. No event or omission has occurred that would, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will, result in any party being in breach or default of any Acquired Contract, with or without the giving of notice, the passage of time, or both. All products and services furnished pursuant to an Acquired Contract meet all applicable specifications and requirements in all material respects. Except as set forth on Schedule 3.10 under the heading “Prepayments or Deposits”, no customer of the Seller under any Acquired Contract has prepaid, whether as a deposit or otherwise, and the Seller has not received any such prepayments, whether as a deposit or otherwise, for materials or services to be provided under such Acquired Contract after the Closing Date. Schedule 3.10 lists all of the Material Contracts (as defined in this Section 3.10). The Seller has previously delivered to Buyer true, accurate, and complete copies of all written Material Contracts (including any amendments thereto) and a true, accurate, and complete written description of all oral Material Contracts in each case as currently in effect. As used herein, the term “Material Contract” means each Contract that:

(a)            involves the potential expenditure or receipt of more than $50,000 over the remaining term thereof;

(b)           limits, or purports to limit, the ability of Seller or the Business to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of Seller or the Business to sell to or purchase from any Person or to hire any Person;

(c)           [intentionally omitted];

(d)           includes clauses requiring the purchase or sale of minimum quantities (or payment of any amount for failure to purchase or sell any specific quantities) of goods or services, or containing “most favored nations” or similar pricing or other special discount arrangements;

(e)            requires the Seller to indemnify or hold harmless any other Person, or provides for a guaranty of or by the Seller other than pursuant to the Seller’s standard terms and conditions of sale, as previously provided to Buyer;

(f)            imposes on the Seller any non-solicitation or non-compete obligation;

(g)           relates to, or provides for the marketing, sale or distribution of, products or services (other than bona fide customer purchase orders received in the ordinary course of business consistent with past practices, not in excess of $50,000);

(h)           relates to any arrangement, agreement or relationship of any kind with any labor union or association, including any collective bargaining agreement;

(i)             provides for a partnership, joint venture, teaming or similar arrangement pursuant to which the Seller shares in the profits or losses of any business with any other Person or is jointly liable with any other Person;

(j)             provides for or relates to any employment (other than at-will arrangements) with any Transferred Employee (as defined below in Section 5.04(a)) or consulting relationship with a consultant who provides services to the Seller relating to the Business;

(k)           relates to the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Seller;

(l)             relates to settlement of any administrative or judicial Proceedings within the past five years;

(m)           other than those Contracts relating to employment, is between Seller and any Related Party (“Related Party” meaning (1) any affiliate of Seller; (2) any principal owner (i.e., any owner of more than ten percent (10%) of the voting interests) of Seller or the Shareholder; (3) any member of Seller’s executive management team; or (4) any member of the immediate family of any principal owner of Seller or the Shareholder or Seller’s executive management team);

(n)           pursuant to which (i) other than with respect to the real property that is the subject of the Lease Agreement, the Seller is a lessee or sublessee of, or holds, occupies, or operates, any real property, or (ii) the Seller is a lessor or sublessor of, or makes available for use, occupancy, or operation by any Person, any real property;

(o)           pursuant to which the Seller grants or is granted a license of any Intellectual Property (as defined in Section 3.14) or software (other than software that is subject to “shrink-wrap” or “click-through” license agreements or is available off the shelf);

(p)           grants an Encumbrance (other than Permitted Encumbrances) on any of the Assets (including under conditional sales, capital leases, or other title retention or security devices);

(q)           grants or increases any severance, continuation, termination, or post-termination pay to any independent contractor who performs services to the Seller relating to the Business or any Transferred Employee;

(r)            is with any Governmental Authority; or

(s)           (i) extends for a term of more than 12 months from the Closing Date (unless terminable by the party thereto without payment or penalty upon no more than 30 days’ notice) or (ii) is otherwise material to the Business.

Section 3.11. Permits. Set forth on Schedule 3.11 are all of the environmental permits, land use authorizations, zoning permits, certificates of occupancy, building permits, special use permits, and all other licenses, permits, qualifications, franchises, approvals, exemptions, registrations, and other authorizations from all Governmental Authorities that have been used, are necessary or are reasonably required with respect to the ownership or operation of the Assets or the conduct of the Business, excluding any of the foregoing that are held by the Shareholder in connection with the ownership of the real property that is the subject of the Lease Agreement (the “Permits”). The Permits are in full force and effect. No Seller is or, within the past five years, has been, in violation in any material respect of any of the terms and conditions of, or other requirements arising from, the Permits.

Section 3.12. Inventory. All Transferred Inventory was acquired or created in the ordinary course of the Business and consists of a quality and quantity that is usable and salable in such ordinary course, subject to reserves maintained on the Seller’s books and records. Schedule 3.12 shows the inventory quantities as of March 8, 2020, and average selling price and gross margin by grade during the twelve months preceding the date hereof.1

Section 3.13. Accounts Receivable. The Transferred Accounts Receivable constitute valid debts or other liabilities owed to the Seller by reason of sales actually made or services actually performed in the ordinary course of the Business. Schedule 3.13 sets forth a true and complete list of the accounts receivable of the Seller as of March 8, 2020.2

Section 3.14. Intellectual Property. Schedule 3.14 sets forth a true and complete list of all registered and material unregistered Intellectual Property (it being understood, however, for the avoidance of doubt, that the Seller Parties shall have no obligation to schedule any trade secrets or know-how) used in, related to or held for use in the Business, including any pending applications to register any of the foregoing, identifying for each whether it is owned by or exclusively licensed to the Seller. The Seller has the right and authority to use all Intellectual Property in connection with the conduct of the Business in the manner presently conducted and, to the Seller’s knowledge, such use does not conflict with, infringe upon or violate any third parties’ rights. To the Seller’s knowledge, no third party is misappropriating, infringing, diluting or violating in any material respect any Intellectual Property owned by the Seller and used in, related to or held for use in the Business in a material manner. As used herein, the term “Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; and (e) internet domain name registrations.

Section 3.15. Litigation. Except to the extent expressly set forth on Schedule 3.15, there is no pending or, to the Seller’s knowledge, threatened Proceeding against the Seller relating to the Business or the Assets, nor, to the Seller’s actual knowledge (without any duty of inquiry), is there any basis for any Proceeding, against the Seller relating to the Business, the Assets, the Assumed Liabilities or the Transactions. There is no decree, injunction, writ, order, judgment or similar action (“Order”) to which the Seller or any of its properties or assets is subject that affect or relate to the Assets or Business.

1 NTD: This report will be run on Monday, March 9th, and will capture information through March 8th.

2 NTD: This report will be run on Monday, March 9th, and will capture information through March 8th.

Section 3.16. Environmental.

(a)            (i) There has been no Release (as defined in Section 3.16(b)) of Hazardous Materials (as defined in Section 3.16(b)) (excluding any Release that does not meet the threshold of a reportable quantity or was otherwise not reportable pursuant to Environmental Requirements (as defined in Section 3.16(b))) by the Seller at the Leased Real Property, and the Seller has not transported any Hazardous Materials to, from or across the Leased Real Property in violation of Environmental Requirements; (ii) the Seller has received no written notice of and, to the Seller’s knowledge, there exists no basis for any Proceeding, citation or summons involving the Seller, the Leased Real Property or the Business, related to either any material violation or alleged violation of Environmental Requirements, whether or not corrected, or any alleged liability for Environmental Damages (as defined in Section 3.16(b)); (iii) the Seller with respect to the Business is, and for the past five years has been, complied in all material respects with all Environmental Requirements; and (iv) the Seller Parties have supplied Buyer with true and complete copies of all notices, reports and other documents in their possession as of the date hereof, and material to an understanding of the environmental liabilities of the Business and the environmental condition of the Leased Real Property.

(b)            For the purposes of this Agreement: (i) “Environmental Damages” means all liabilities, whether accrued, fixed or contingent, known or unknown, and whether or not included in a Schedule to this Agreement, any of which are incurred at any time arising out of, based on or resulting from (A) the presence or Release of Hazardous Materials into the environment, on or prior to the Closing Date, upon, beneath, or from the Leased Real Property or other location where Seller or the Business conducted operations or generated, stored, Released, sent, transported, or disposed of Hazardous Materials, in each case to the extent attributable to any action or inaction of the Seller prior to the Closing Date in violation of Environmental Requirements or (B) any violation of Environmental Requirements by the Seller prior to the Closing Date; (ii) “Hazardous Materials” means any substance: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (B) that is defined as a “hazardous waste,” “hazardous substance” or “pollutant” or “contaminant” under any Environmental Requirement; (C) the presence of which causes or threatens to cause a nuisance, trespass or other tortious condition or poses a hazard to the health or safety of Persons; or (D) that contains gasoline, diesel fuel or other petroleum hydrocarbons, PCBs, asbestos or urea formaldehyde foam insulation; (iii) “Release” has the meaning ascribed to that term at 42 U.S.C. § 9601(22); (iv) “Environmental Requirements” means all statutes, regulations, rules, policy, ordinances, codes, common law, licenses, permits, Orders, authorizations, and similar items, of all Governmental Authorities and all judicial and administrative and regulatory writs, injunctions, decrees, judgments and Orders relating to (A) occupational health or safety; (B) the protection of human health or the environment; (C) the treatment, storage, disposal, handling, Release or Remediation of Hazardous Materials; or (D) exposure of Persons to Hazardous Material; and (v) “Remediation” means (A) any remedial action, remedy, response or removal action as those terms are, defined in 42 U.S.C. § 9601 and (B) any corrective action as that term has been construed pursuant to 42 U.S.C. § 6924.

Section 3.17. Labor Matters. Except to the extent expressly set forth on Schedule 3.17, the Seller is not, and has not been in the past five years, (a) a party to a collective bargaining agreement with any union or labor organization or (b) otherwise obligated to recognize, or bargain with, any union or labor organization. No employees of the Seller are, or have in the past five years been, represented by a collective bargaining representative. To the Seller’s knowledge, (i) no organization or representation question is threatened or pending with respect to the employees of the Seller, and (ii) no such question has been raised with respect to the Seller in the past three years. There are no pending or, to the Seller’s knowledge, threatened claims against the Seller under any Laws governing employment discrimination, employment eligibility, affirmative action, employee benefits (other than routine claims for benefits), or wages and hours. Schedule 3.17(a) sets forth a complete and accurate list of the names of all current employees of the Seller who are actively employed by or providing services to the Business (or who are on a company-approved leave of absence or disability and who are eligible by law or are reasonably expected to return to work within six months of the Closing Date), specifying their titles, exempt classification status, their salaries or hourly rate, as applicable, dates of hire, business locations, and whether they are subject to commissions, bonuses and incentive entitlements. Schedule 3.17(b) contains a complete and accurate list of all independent contractors used by the Business as of the date hereof (or within the prior 12 months), specifying the name of the independent contractor, type of labor, fees paid to such independent contractor for calendar year 2019 and from January 1, 2018 through December 31, 2018, work location and address. No Permits are required to be held by the employees or independent contractors listed or required to be listed in Schedule 3.17(a) or Schedule 3.17(b) in order to provide the services such employees and independent contractors provide to the Business.

Section 3.18. Taxes.

(a)           For the purpose of this Agreement, “Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, real property gains, value added, excise, stamp, occupation, windfall profits, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or similar items in respect of the foregoing.

(b)           Except as set forth on Schedule 3.18(b), the Seller has duly and timely (i) filed all material Tax returns and other reports required of any of it under all federal, state, local, or foreign Laws and (ii) paid all material Taxes due, whether or not shown on any such return or report. All such returns and reports are correct and complete in all material respects. No Tax examinations or audits of the Seller are in progress or have taken place during the past six years. Neither Buyer nor the Assets or Business are, or will be, subject to any liability whatsoever for any sales, use, real property, ad valorem, or other Taxes or assessments relating to the ownership, purchase, sale, or use of the Assets or operation of the Business prior to the Closing, excluding current ad valorem assessments on the Assets not yet due, which will be prorated pursuant to Section 7.02 and any sales or use Taxes that may be imposed as a result of the Closing. There is no threatened, or pending, dispute, claim, Order, settlement, or agreement concerning any Tax liability of the Seller that could give rise to any Encumbrances against any Asset, and no basis exists for any such matters. The Seller has not entered into any agreements with any Taxing Governmental Authorities, including any Tax abatement, Tax credit or other incentive agreements or agreements for Tax reductions or payments in lieu of Taxes in connection with or as a result of the operation of the Business or the ownership or operation of the Assets prior to the Closing.

Section 3.19. Conduct of the Business. Except as set forth on Schedule 3.19, since January 1, 2019, the Seller has conducted the Business solely in the ordinary course, including keeping available to it the services of all officers and employees, preserving the goodwill of its suppliers, customers, and employees, and maintaining the assets and properties of the Business in working order and condition (ordinary wear and tear excepted). During such time, except as set forth on Schedule 3.19, the Seller has not, to the extent relating to the Business, (a) changed its accounting policies, (b) incurred any out-of-ordinary-course liabilities, (c) sold any material assets (other than sales of inventory, performance of services and disposals of obsolete equipment in the ordinary course of business consistent with past practices), (d) deferred any capital expenditures outside the ordinary course of business or (e) changed in any material respect its practices with respect to cash management, accounts receivable collection or accounts payable.

Section 3.20. Insurance & Bonds. Set forth on Schedule 3.20 is a complete list of all insurance policies and bonds providing any type of coverage to, or for the benefit or protection of, the Seller or the Assets, including general liability, environmental liability, automobile liability, workers compensation and employers liability, and excess liability policies and bid, performance, payment, and fidelity bonds, other than those related to any employee benefit plan that is an Excluded Asset (the “Insurance Policies”). All Insurance Policies are in full force and effect through the Closing Date, and the Seller is in compliance in all material respects with all notice provisions and other conditions contained therein. The Seller has no liability for retrospective premiums under any such policies. No insurer has notified the Seller in writing or, to the knowledge of Seller, verbally, that coverage will be denied with respect to any claim submitted to such insurer by the Seller. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 3.21. No Improper Payments. Neither the Seller, nor, to the knowledge of Seller, any manager, officer, employee, agent, representative, or any other Person associated with, or acting for, or on behalf of, Seller, has, in connection with the Business or the Assets, directly or indirectly made, or offered to make, any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person in violation of applicable Law, regardless of whether in money, property, services, or other form, in exchange for special concessions or favorable treatment in securing business.

Section 3.22. Affiliate Transactions. Except (a) to the extent expressly set forth on Schedule 3.22(a), the Seller has not supplied any goods or services to, or, other than the lease of the real property that is the subject of the Lease Agreement, purchased any goods or services from, the Shareholder or any of its subsidiaries (each, an “Affiliated Party”) at any time in the preceding three years, (b) as set forth in Schedule 3.22(b), no Affiliated Party has any direct or indirect interest in any property or asset (real or personal, tangible or intangible) owned or used by the Seller in the conduct of the Business (other than the Shareholder’s ownership of (i) the common stock of the Seller and (ii) the real property that is the subject of the Lease Agreement), and (c) as set forth in Schedule 3.22(c), and other than with respect to the real property that is the subject of the Lease Agreement, there are no Contracts or other understandings arrangements between the Seller, on the one hand, and any Affiliated Party, on the other hand.

Section 3.23. Customers and Suppliers. Schedule 3.23 sets forth a true, correct and complete list of (a) the 20 largest suppliers to the Business for the twelve (12) month period ended September 30, 2019 (determined on the basis of the total dollar amount paid) (each, a “Material Supplier”) and (b) the 20 largest customers of the Business for the 12 month period ended September 30, 2019 (determined on the basis of the total dollar amount received) (each, a “Material Customer”), showing the total dollar amount paid to or received from, as the case may be, each such Material Supplier and Material Customer during such period. Since January 1, 2019, there has been no termination, cancellation or material curtailment of the business relationship of the Business with any Material Supplier or Material Customer nor, to the Seller’s knowledge, has any Material Supplier or Material Customer indicated an intent to so terminate, cancel or materially curtail its business relationship with the Business, whether as a result of the consummation of the Transactions contemplated hereby or otherwise.

Section 3.24. Product and Service Warranties. No product or service provided, manufactured, sold, leased, licensed or delivered by the Business is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (a) as set forth in Schedule 3.24, (b) as set forth in the applicable standard terms and conditions of sale or lease of the Business, true, correct and complete copies of which have been provided to Buyer and (c) manufacturers’ warranties for which the Business has no liability. Adequate reserves for any expense to be incurred by the Business as a result of any express or implied warranty or guaranty as to goods sold, leased, manufactured or licensed, or services provided by, the Seller prior to the date hereof are reflected on the books and records of the Seller.

Section 3.25. Product Liability. Except for those reserves set forth on the Balance Sheet or as set forth on Schedule 3.25, to the Seller’s knowledge, there is no basis for any product liability, warranty, material backcharge, material additional work or other claims by any third party against the Seller arising from (a) services rendered by the Seller with respect to the Business during the period prior to the Effective Closing Time, or (b) the sale or distribution of any product, good, component or other item manufactured, sold or delivered by the Seller with respect to the Business whether the applicable product, good, component or other item is delivered to a customer before or after the Closing Date (in each case to the extent attributable to any action or inaction of the Seller during the period prior to the Effective Closing Time).

Section 3.26. Brokers. Other than Northland Capital Markets (whose fees and expenses shall be the sole and exclusive responsibility of the Seller), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions or any other Related Instrument based upon arrangements made by or on behalf of any Seller Party.

Section 3.27. Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this Article III (as modified by the Schedules), neither the Seller Parties nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller Parties, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Assets furnished or made available to Buyer and its representatives (including any information, documents or material delivered to Buyer or made available to Buyer in any electronic data room, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

BUYER’s REPRESENTATIONS & WARRANTIES

As a material inducement for the Seller Parties to enter into the Transactions and perform this Agreement, Buyer represents and warrants to the Seller Parties the following:

Section 4.01. Power. Buyer has the requisite corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the Related Instruments to which it is a party (including, without limitation, all necessary approvals from Buyer’s ultimate parent, CRH, plc). The Transactions, this Agreement, the Related Instruments and all other agreements to be executed by Buyer in connection herewith or therewith (a) have been duly authorized, executed and delivered by Buyer and (b) are valid, binding, and enforceable against Buyer, subject to the Enforceability Limitations.

Section 4.02. Organization and Authority. Buyer (a) is a corporation duly organized, validly existing, and in good standing under the Law of the State of Washington and (b) has the necessary power and authority to own or lease its assets and properties and to carry on its business as currently conducted.

Section 4.03. No Conflicts; Consents. The execution, delivery, and performance of this Agreement and the Related Instruments by Buyer and the consummation of the Transactions do not, and will not, (a) violate any provision of Buyer’s organizational and governing documents, as amended, (b) conflict with or result in a breach of, create an event of default under, or give any third party the right to accelerate any obligation under, any agreement, mortgage, Order, arbitration award, judgment or decree to which Buyer is subject that could materially and adversely affect Buyer’s ability timely to perform its obligations hereunder or (c) require any consent, approval or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority.

Section 4.04. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions contemplated by this Agreement or any other Related Instrument based upon arrangements made by or on behalf of Buyer.

Section 4.05. Independent Investigation; No Reliance. Buyer has conducted its own independent investigation, review and analysis of the Business and the Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller Parties for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller Parties set forth in Article III of this Agreement (as modified by the Schedules); and (b) neither the Seller Parties nor any other Person has made any representation or warranty as to the Seller Parties, the Business, the Assets, this Agreement, the Related Instruments or the Transactions contemplated hereby or thereby, except as expressly set forth in Article III of this Agreement (as modified by the Schedules).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01. Confidentiality. Each of the Seller Parties shall, and shall direct their respective directors, managers, officers, employees, agents, brokers, advisors (including attorneys, accountants, lenders, and consultants), representatives, investment and commercial bankers, and affiliates, in each case to the extent actually involved in the Transactions on behalf of the Seller Parties (collectively, “Representatives”) to keep confidential all, and not use or divulge to any Person (other than Buyer and its Representatives) any of the trade secrets or confidential information relating to the Assets, the Business, or Buyer’s operation of the Assets, including private, secret and confidential information relating to such matters as the finances, methods of operation and competition, marketing plans and strategies, equipment and operational requirements and information concerning personnel, customers, and suppliers of the Seller, unless such information (a) is or becomes generally available to the public other than as a result of a disclosure by Seller or Seller’s Representatives, (b) is legally compelled to be disclosed whether by Law or Order of a Governmental Authority; provided, however that Seller shall provide Buyer with prompt written notice of such legal compulsion so that Buyer may seek a protective order or other available remedy at Buyer’s sole cost and expense. If a protective order or other remedy is not obtained and such Seller does not obtain from Buyer a waiver of compliance with this Section 5.01, such Seller nevertheless may disclose such information that knowledgeable counsel advises such Seller in writing must be disclosed lest such Seller stand liable for contempt or other material censure or penalty. Each of the Seller Parties will use its reasonable best efforts to obtain reliable assurance that information so disclosed will be treated confidentially by any disclosee. As used in this Agreement, “affiliate” means, as with respect to a specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under other common control with such specified Person, where “control” and any corollary expressions means the ability to direct or cause the direction of the policies or management of another Person, whether by ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. Nothing herein shall be deemed to abridge or lessen any greater or larger protections afforded to trade secrets under applicable Law.

Section 5.02. Non-Competition and Non-Solicitation. As a material inducement to consummate the Transactions, the Seller Parties hereby covenant and agree as follows:

(a)            In consideration of, among other things, the Purchase Price set forth in this Agreement, during the period from the date hereof through the fifth anniversary of the date hereof (the “Non-Compete Period”), none of the Seller Parties (a “Non-Compete Party”) shall:

(i)              Directly or indirectly engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend such Non-Compete Party’s credit to, or render services or advice to, any business, firm, corporation, partnership, association, joint venture or other Person that engages in any business that competes with any portion of the Business as currently conducted (collectively “Non-Compete Business”), anywhere within Canada, United States, Mexico, Belize, Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua, Panama, or any country, commonwealth or territory located in the Caribbean Sea (the “Territory”); provided, however, a Non-Compete Party may individually own less than 5% of the outstanding shares of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

(ii)             Directly or indirectly, either for such Non-Compete Party, or any other Person, hire any of the Transferred Employees (as defined below in Section 5.04(a)), or solicit or induce any Transferred Employee to leave the employ of Buyer or its affiliates (other than any Transferred Employee who, at the time of such hiring or solicitation, has ceased to work for Buyer or any of its affiliates for a period of at least six (6) months);

(iii)           Directly or indirectly, approach or seek Non-Compete Business from any Customer in the Territory, refer Non-Compete Business from any Customer to any enterprise, business or other Person in the Territory, or be paid commissions based on Non-Compete Business sales received from any Customer by any enterprise, business or other Person in the Territory. For purposes of this Section 5.02(a)(iii), the term “Customer” means any Person to which the Seller provided goods or services included within the Non-Compete Business in the Territory during the 24-month period prior to the Closing Date; or

(b)           The Seller Parties shall instruct the members of their executive management team to not, during the Non-Compete Period, intentionally disparage the Business, Buyer or any of its affiliates in any way which would reasonably be expected to adversely affect the goodwill, reputation or business relationships of the Business.

(c)           Each Non-Compete Party acknowledges that the restrictions imposed by this Agreement are fully understood by such Non-Compete Party, are fair and reasonable. Each Non-Compete Party acknowledges that any breach of the covenants of this Section 5.02 may result in irreparable damage and continuing injury to Buyer. Therefore, in the event of any breach or threatened breach of the covenants in this Section 5.02, each Non-Compete Party acknowledges that Buyer shall be entitled, without limiting any other remedies, to an injunction restraining the breaching party from committing any such violation (without need of posting any bond or other security).

(d)           If any of the provisions of this Section 5.02 shall otherwise contravene or be invalid under the Laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Section 5.02, but rather this Section 5.02 shall be reformed and construed, insofar as the Laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the Laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly. In the event of an actual breach or violation by any Non-Compete Party of the covenants set forth in this Section 5.02, the Non-Compete Period shall be tolled until such breach or violation has been cured.

Section 5.03. Transition Matters.

(a)           The parties shall work together in good faith to facilitate the transfer of all utilities servicing the Assets into Buyer’s name as directed by Buyer, including the transfer of telephone numbers, electrical service, and water and sewage to be effective at the Closing or as soon thereafter as reasonably practicable. Promptly following the Closing, the Seller shall take all action reasonably necessary to change (a) the corporate name of the Seller to a name that does not include the words “Suttle” or any variation thereof and (b) the registered office addresses and principal places of business of the Seller to locations other than the Leased Real Property.

(b)           With respect to each Acquired Contract for which consent is required from a third party in connection with the consummation of the Transactions contemplated hereby (a “Required Consent”) that has not been obtained prior to the Closing: (a) such Acquired Contract shall not be assigned to Buyer at the Closing; and (b) during the period beginning on the Closing Date and ending at such time as the Required Consent is received (at which time such Acquired Contract shall automatically be assigned to Buyer without any further action of the parties hereto), the parties shall (i) work together in good faith to attempt to obtain such Required Consent and (ii) take all necessary action to provide to Buyer all of the economic benefits under any such Acquired Contract (it being understood that Buyer shall also bear the economic burdens under any such Acquired Contract during such time period) until such time as the Required Consent is obtained, or until such Acquired Contract expires or is terminated.

Section 5.04. Employee Matters.

(a)           Buyer will offer, subject to satisfactory completion of Buyer’s standard pre-employment screening process, which may include background checks, physical fitness for duty examinations and substance abuse testing, employment to each of the employees identified on Schedule 5.04(a) (all such employees who accept Buyer’s offer of employment and satisfy the requirements of Buyer’s pre-employment screening process are referred to as the “Transferred Employees”). Effective at 11:59:59 p.m. on the day prior to the Closing Date, the Seller will terminate the employment of each Transferred Employee.

(b)           For purposes of determining eligibility to participate, vesting and determination of the level of benefits (but not accrual or entitlement to benefits other than severance benefit accrual where length of service is relevant and paid time off) for Transferred Employees under all employee benefit plans and arrangements of Buyer, Buyer shall recognize service with the Seller.

(c)           Buyer agrees that, during the period commencing on the Closing Date and ending on the one (1)-year anniversary thereof (i) each Transferred Employee who continues to be employed by Buyer or its affiliates after the Closing will continue to be provided with base salary, wages, commission rates and annual incentive compensation opportunities that are substantially comparable in the aggregate to the base salary, wages, commission rates and annual incentive compensation opportunities in effect with respect to such Transferred Employee immediately prior to the Closing and (ii) each Transferred Employee who continues to be employed by Buyer or its affiliates after the Closing will continue to be provided with employee benefits that are substantially comparable to the employee benefits offered to similarly-situated employees of Buyer.

(d)           Buyer will be responsible for providing continuation coverage required under COBRA to all Transferred Employees, including any dependents or beneficiaries thereof, who are or become “M&A Qualified Beneficiaries” (as defined in Treasury Regulations §54.4980B-9) as a result of the consummation of the Transaction contemplated by this Agreement.

(e)           With respect to each employee benefit plan and arrangement of Buyer providing medical, dental, pharmaceutical and vision benefits in which any Transferred Employee becomes eligible to participate after the Closing, Buyer shall waive or cause to be waived all pre-existing condition limitations, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents, other than any such limitations, exclusions and waiting periods that are in effect with respect to such individuals and have not been satisfied under the analogous welfare benefit plan sponsored or participated in by the Seller immediately prior to the Closing.

Section 5.05. Further Actions.

(a)            From and after the Closing, if Buyer, on the one hand, or any of the Seller Parties, on the other hand, receives any payment from a third party that is the property of the other pursuant to the terms of this Agreement, Buyer or the Seller Parties, as applicable, shall (i) hold such payment as agent for and on behalf of the other and (ii) promptly remit such payment to the other.

(b)           If, during the term of the Transition Agreement, Buyer and the Seller jointly identify any Asset that was not previously assigned or otherwise transferred by the Seller to Buyer, then the Seller shall promptly assign and transfer, or cause an applicable affiliate of the Seller to promptly assign and transfer, the applicable Asset to Buyer or its designee for no additional consideration (but at Buyer’s sole cost and expense), subject to the terms and conditions of this Agreement.

(c)            If, during the term of the Transition Agreement, Buyer and the Seller jointly identify any Excluded Asset that was transferred to Buyer, then Buyer shall (or shall cause its designee holding such Excluded Asset to), promptly assign and transfer such Excluded Asset to the Seller or its designee for no consideration (but at the Seller’s sole cost and expense)

Section 5.06. Obsolete Inventory. Seller shall not be responsible for the cost and expense of the disposal of obsolete inventory reserved for in the Final Closing Net Working Capital, which costs and expenses shall be solely for Buyer’s account.

ARTICLE VI

INDEMNIFICATION

Section 6.01. Survival. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, however, that (a) the representations and warranties (i) of the Seller Parties contained in Section 3.01 (Power), Section 3.02 (Organization and Authority), Section 3.03 (Ownership of Seller; No Subsidiaries), Section 3.04 (No Conflicts; Consents), Section 3.07(a) (Title to Assets), and Section 3.26 (Brokers), and (ii) of Buyer contained in Section 4.01 (Power), Section 4.02 (Organization and Authority), Section 4.03 (No Conflicts; Consents) and Section 4.04 (Brokers) (collectively, the “Fundamental Representations”) shall survive for a period of five (5) years from and after the Closing Date and (b) the representations and warranties of the Seller Parties contained in Section 3.18 (Taxes) (the “Tax Representations”) shall survive until the 120th day following the expiration of the statute of limitations period applicable to the matters covered thereby. All covenants and agreements of the parties contained in this Agreement shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved.

Section 6.02. Indemnification of Buyer. From and after the Closing, subject to the limitations, terms and conditions of this Article VI, to the greatest extent allowed by applicable Law, the Seller Parties, jointly and severally, shall defend, indemnify and hold harmless Buyer and its directors, officers, employees, parent companies, subsidiaries, and affiliates (collectively, “Buyer Indemnitees”) from and against any and all demands, obligations, judgments, losses, claims, suits, damages, fees and expenses (including amounts paid in settlement, costs of investigation and fees and expenses of attorneys, experts, and consultants incurred to enforce this indemnification), liabilities, fines, penalties and assessments, and remedial or clean-up costs, whether or not arising from a third party claim (collectively, “Losses”), that arise out of or relate to:

(a)            Any inaccuracy in or breach of any warranty or representation made by the Seller Parties in this Agreement;

(b)           Any breach of any covenant or agreement made by the Seller Parties in this Agreement; or

(c)            The Excluded Assets or the Excluded Liabilities.

Section 6.03. Indemnification of Seller Parties. From and after the Closing, subject to the limitations, terms and conditions of this Article VI, to the greatest extent allowed by applicable Law, Buyer shall defend, indemnify and hold harmless the Seller Parties and their respective directors, officers, employees, parent companies, subsidiaries and affiliates (collectively, “Seller Indemnitees”) from and against any and all Losses, whether or not arising from a third party claim, that arise out of or relate to:

(a)            Any inaccuracy in or breach of any warranty or representation made by Buyer in this Agreement;

(b)           Any breach of any covenant or agreement made by Buyer in this Agreement; or

(c)            The Assumed Liabilities.

Section 6.04. Notice of Claims. If any Buyer Indemnitee or Seller Indemnitee (as applicable, an “Indemnified Party”) believes that it has suffered or incurred or reasonably expects in good faith to suffer or incur any Losses for which it is entitled to indemnification under this Article VI, such Indemnified Party shall so promptly notify the Seller, in the case of notice from a Buyer Indemnitee, or Buyer, in the case of notice from a Seller Indemnitee (as applicable, the “Indemnifying Party”) with reasonable particularity in light of the circumstances then existing. If any claim is instituted by or against a third party with respect to which any Indemnified Party intends to claim indemnification under this Article VI, such Indemnified Party shall promptly notify the Indemnifying Party of such claim. The notice provided by the Indemnified Party to the Indemnifying Party shall describe the claim (the “Asserted Liability”) in reasonable detail and shall indicate the amount (or an estimate) of the Losses that have been or may reasonably be expected in good faith to be suffered by the Indemnified Party. Subject to Section 6.01, the failure of an Indemnified Party to give any notice required by this Section 6.04 shall not affect any of the Indemnified Party’s rights under this Article VI, except and only to the extent that such failure is actually and materially prejudicial to the rights or obligations of the Indemnifying Party. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents received by the Indemnified Party relating to the third party claim or such other claim.

Section 6.05. Procedures.

(a)            Except as otherwise provided in this Section 6.05, the Indemnifying Party will have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of a third party claim, to control the defense of any such third party claim unless (i) the third party claim relates to a criminal or injunctive matter, (ii) the third party claim is also asserted against the Seller and the Indemnified Party reasonably determines in good faith, after consultation with its counsel, that use of counsel selected by the Indemnifying Party to jointly represent the Indemnified Party would be reasonably likely to present such counsel with a conflict of interest, or (iii) the third party claim involves a significant customer or vendor of the Indemnified Party. If the Indemnifying Party does not expressly elect to assume the defense of such third party claim within the thirty (30) day period set forth in the first sentence of this Section 6.05(a), then the Indemnified Party shall have the sole right to assume the defense of and to settle such third party claim (subject to Section 6.05(b)) with counsel reasonably acceptable to the Indemnifying Party. In the event that the Indemnifying Party elects to assume the defense of any third party claim (which election shall be at the Indemnifying Party’s discretion but at the Indemnifying Party’s sole expense and by the Indemnifying Party’s own counsel reasonably acceptable to the Indemnified Party), then the Indemnified Party shall reasonably cooperate in good faith in such defense; however, the Indemnified Party retains the right to choose separate defense counsel at its sole expense (unless the Indemnifying Party has specifically agreed in writing to be responsible for such expense) and to participate in the defense and settlement of any third party claim covered by this indemnity. If the Indemnified Party reasonably determines that any potential exposure of the Indemnified Party to any risk arising from such matter is not fully covered by, and entirely collectible under, the indemnity provisions of this Article VI (subject to the limitations on indemnification set forth in Section 6.06 below), then upon written notice to the Indemnifying Party, the Indemnified Party may assume the defense of such third party claim and seek indemnification for any Losses attributable to such third party claim. The Seller Parties and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any third party claim. The party controlling the defense of any third party claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

(b)           Notwithstanding the foregoing, without the prior consent of the Indemnified Party, the Indemnifying Party shall not enter into settlement of any third party claim or consent to the entry of a judgment in connection therewith that: (i) does not provide for the claimant to give an unconditional release to the Indemnified Party in respect of the Asserted Liability; (ii) involves relief other than monetary damages; (iii) places restrictions or conditions on the operation of the business of any Indemnified Party or any of its affiliates; or (iv) involves any finding or admission of criminal liability or of any Laws. The Indemnified Party shall not agree to any settlement of a third party claim without the prior written consent of the Indemnifying Party.

(c)            In connection with any claim other than a third party claim, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstances alleged to give rise to such claim, and whether and to what extent any amount is payable in respect of the such claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not respond to a notice of a such claim within thirty (30) days following delivery thereof by the Indemnified Party pursuant to Section 6.04, then the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the conditions of this Agreement.

Section 6.06. Limitations on Indemnification; Mitigation; Subrogation.

(a)            The Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 6.02(a), unless and until the aggregate amount of all Losses in respect of which the Buyer Indemnitees would otherwise be entitled to indemnification pursuant to Section 6.02(a) exceeds $80,000, in which case the Seller Parties shall be liable for the amount of such Losses from the first dollar (the “Basket”); provided, however, that the Basket shall not apply to Losses arising out of or resulting from any inaccuracy in or breach of any Fundamental Representation or Tax Representation of the Seller Parties.

(b)           The maximum aggregate amount of all Losses for which (i) the Seller Parties (considered as a whole for these purposes) shall be liable pursuant to Section 6.02(a) and (ii) Buyer shall be liable pursuant to Section 6.03(a), in each case shall not exceed $1,000,000, unless such Losses arise out of or result from any inaccuracy in or breach of any Fundamental Representation or, with respect to the Seller Parties, any Tax Representation, in which case the maximum aggregate amount of all Losses for which the Seller Parties (considered as a whole for these purposes) or Buyer, as applicable, shall be liable shall not exceed the Purchase Price.

(c)            Notwithstanding anything to the contrary contained in this Agreement, (i) the limitations set forth in Sections 6.01, 6.06(a) and 6.06(b) shall not apply to Losses arising out of or relating to any representation or warranty in the event of actual fraud and (ii) the parties acknowledge and agree that the Seller Parties’ (considered as a whole for these purposes) maximum aggregate liability for all indemnification obligations under this Agreement shall not under any circumstances exceed a maximum aggregate amount equal to the Purchase Price (the “Aggregate Cap”).

(d)           Notwithstanding anything contained herein to the contrary, in no event shall an Indemnified Party be entitled to indemnification pursuant to this Article VI for, and in no event shall an Indemnifying Party have any liability pursuant to this Article VI for, any special, indirect, consequential, incidental or punitive damages, any lost profits or any diminution in value, or any damages based on a multiple, each of which is hereby excluded by agreement of the parties.

(e)            In the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one provision of this Article VI, such Indemnified Party shall be entitled to recover a particular dollar amount of Losses associated with such matter only once pursuant to this Article VI.

(f)            An Indemnified Party shall not be entitled to indemnification for any Losses relating to any matter to the extent (but only to the extent) that such Losses are taken into account in the calculation of the Final Closing Net Working Capital.

(g)           For purposes of this Article VI, the amount of any Losses incurred by any Indemnified Party shall be calculated net of (i) any amounts actually recovered by such Indemnified Party from a third party with respect to such Losses, less the reasonable costs and expenses incurred to obtain such recovery; and (ii) any third party insurance proceeds actually received by such Indemnified Party with respect to such Losses under any applicable insurance policy, excluding self-insurance arrangements and less the reasonable costs and expenses incurred by such Indemnified Party to collect such insurance proceeds (including reasonable attorneys’ fees, any deductibles and any increases in premium directly related to obtaining such insurance proceeds).

(h)           If an Indemnified Party receives any amounts under applicable unaffiliated third party insurance policies, but in all events excluding any self-insurance policies or coverages, or from any third party alleged to be responsible for any Losses (each, a “Collateral Source”) subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any reasonable and documented out-of-pocket expenses incurred by the Indemnified Party in collecting such amount (the “Recovery Costs”). In addition, the amount of any indemnification obligation hereunder shall be reduced by any amount actually received by the Indemnified Party from a Collateral Source (whether received before or subsequent to an indemnification payment being made hereunder), less the Recovery Costs.

(i)             Each Indemnified Party shall mitigate any Losses that such Indemnified Party asserts under this Article VI as required by applicable Law.

(j)             In the event that an Indemnified Party has a right against a third party with respect to any Losses paid to such Indemnified Party by an Indemnifying Party, then such Indemnifying Party shall, to the extent of such payment, be subrogated to such rights of such Indemnified Party.

(k)           Notwithstanding the Aggregate Cap, nothing contained in this Section 6.06 shall (i) be deemed to create any presumption or implication that Buyer has assumed or is responsible for, under this Agreement or any other agreement executed in connection with the consummation of the Transactions, any Excluded Liability or obligation arising thereunder, or (ii) prevent Buyer from asserting to any third party that the Seller is the primary or only obligor with respect to any such Excluded Liability.

Section 6.07. Materiality. Notwithstanding anything contained herein to the contrary, for purposes of determining the amount of Losses that are the subject matter of a claim for indemnification for a breach of a representation or warranty contained in this Agreement (but not for purposes of determining whether there has been a breach of any such representation or warranty), each representation and warranty in this Agreement and the Schedules to this Agreement will be read without regard and without giving effect to the terms “material” or “material adverse effect” or similar phrases contained in such representation or warranty which have the effect of making such representation and warranty less restrictive (that is, as if such word or qualification were deleted from such representation or warranty).

Section 6.08. Right of Set-Off. Subject to the limitations set forth in this Article VI, by written notice to the Seller Parties, Buyer shall have the right, but not the obligation, to set-off any amount of Losses to which any Buyer Indemnitee is entitled under this Article VI by withholding such amount from any funds that Buyer is obligated to pay under this Agreement, in chronological order of due date; provided, however, that Buyer shall first provide at least five (5) business days’ written notice to the Seller Parties prior to such set-off describing in reasonable detail the nature and basis for such Losses. With respect to any such Losses that are set-off against any amount otherwise due and payable by Buyer to any Seller Party hereunder (such amount, the “Set-Off Amount”) that have not yet been (i) finally agreed to in writing between a Buyer Indemnitee and the Seller Parties as to both liability and quantum or (ii) finally determined in favor of a Buyer Indemnitee by an arbitrator or court of competent jurisdiction and in respect of which there is no right to appeal (a “Final Determination”), to the extent the Set-Off Amount is greater than the amount determined pursuant to the Final Determination, Buyer will pay or cause to be paid to the applicable Seller Party, by wire transfer of immediately available funds to the Bank Account, the amount of such excess plus simple interest thereon from and including the date the set-off was made but excluding the payment date at a rate per annum equal to the prime rate as published in The Wall Street Journal, Eastern Edition on the date the set-off was made. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed. The exercise of such set-off right by Buyer shall be done in good faith and is not intended to be the exclusive means of collecting Losses incurred or suffered by Buyer in connection with this Agreement.

Section 6.09. Exclusive Remedy. Subject to Section 7.06, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than (a) claims arising from actual fraud or (b) other remedies expressly provided in this Agreement, including Section 2.03 with respect to the calculation of the Closing Net Working Capital, or in any Related Instrument) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or the Transactions contemplated hereby, shall be pursuant to the indemnification provisions set forth in this Article VI.

ARTICLE VII

MISCELLANEOUS

Section 7.01. WARN. Seller shall be responsible for all liabilities that arise under the United States Worker Adjustment and Retraining Notification Act (WARN Act) or any similar state Laws in connection with any termination by Seller of its employees in connection with the Transaction, including notice requirements and liabilities under said Laws for wages and the cost of employee benefits.

Section 7.02. Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incident to this Agreement and the Transactions (including fees and expenses of brokers, investment bankers, attorneys, and other advisors), whether or not the Transactions are consummated. Unpaid ad valorem Taxes for the current year that are attributable to ownership of any of the Assets shall be prorated among the parties, based on the number of days of ownership attributable to each during the applicable Tax year. Buyer shall pay (a) all transfer, documentary, stamp, recording, or similar Taxes and (b) all recording or filing fees related to the Leased Real Property, including the recording of the memoranda of leases.

Section 7.03. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be in writing and shall be deemed validly given, made or served (a) on delivery, if delivered personally, (b) on the third business day after being deposited in the mail if sent by certified mail, postage prepaid, or (c) on the next business day if sent by reputable overnight courier, costs prepaid. All notices, consents, requests, instructions, approvals and other communications provided for herein shall be sent to the address set forth for the receiving party on the signature page hereto, or to such other address as shall be furnished in writing by any party to the others in accordance with this Section 7.03. Notices given to Seller’s Agent (as defined below in Section 7.17) shall be deemed given to all of the Seller Parties.

Section 7.04. Public Announcements. No party shall issue any press release or make any public statement with respect to this Agreement or the Transactions without the prior written consent of the other (not to be unreasonably withheld, conditioned or delayed), except that (a) any party may make any disclosure required by applicable Laws (including securities Laws) or stock exchange rules if it determines in good faith that it is required to do so, (b) following the Closing, Buyer and Seller may each issue a press release announcing the Closing of the Transactions (provided that the other party has first been provided an opportunity to review such press release), and (c) following the Closing, customary notifications substantially in the form attached hereto as Exhibit 7.04 by Buyer to customers, suppliers, and others formerly doing business with Seller, or in possession of any Assets, will not constitute public statements for purposes of this Section 7.04 (it being understood, for the avoidance of doubt, that in no event shall any such notifications disclose the Purchase Price or any of the other terms or conditions of this Agreement).

Section 7.05. [Intentionally omitted]

Section 7.06. Specific Performance. The parties acknowledge that irreparable and ongoing damages, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached (including if any Seller Party were to breach the confidentiality obligations of Section 5.01 and the non-competition obligations of Section 5.02). Accordingly, each party shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if the other party shall fail, or threaten to fail, to perform any obligations under this Agreement. Each party waives, to the maximum extent allowed by Law, any requirement that the other party post any bond or other security as a condition of obtaining any such relief. Each party’s right to enforce its rights under this Section 7.06 are not subject to Section 7.14 below.

Section 7.07. Amendment; Waiver. No provision hereof may be terminated, amended, or waived, other than by an express written instrument signed by the party against whom the enforcement of such change is sought. No waiver by any party of any condition, or of the breach of any term, provision, representation, or warranty contained in this Agreement or any other document or instrument to be delivered pursuant to this Agreement or in connection with the Transactions shall be deemed to be, or construed as, (a) a further or continuing waiver of any such condition or breach, (b) a waiver of any other condition or breach, or (c) a breach of any other term, provision, representation, or warranty.

Section 7.08. Binding Effect; Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and, except for the indemnification rights of the indemnitees under Article VI, who are third party beneficiaries of this Agreement, no other Person shall acquire or have any right under, or by virtue of, this Agreement. No Seller Party may assign or transfer any right or delegate any obligation hereunder without the prior written consent of Buyer, in its sole discretion. Buyer may assign or transfer its rights hereunder to (a) any affiliate of Buyer or (b) any purchaser or transferee of all or substantially all of the Assets being acquired hereunder; provided, however, that in connection with any such assignment pursuant to clause (a) of this Section 7.08, Buyer shall remain jointly and severally liable with the assignee for all of Buyer’s obligations under this Agreement. Any purported assignment or transfer in violation of this Section 7.08 shall be null and void.

Section 7.09. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive Laws of the State of Delaware, without giving effect to the conflict of Laws principles that would apply the Laws of any other jurisdiction.

Section 7.10. Severability. Any provision of this Agreement that is found by an arbitrator or other adjudicator of competent jurisdiction to be invalid, void, or otherwise unenforceable shall in no way affect, impair, or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect. To the extent that any such provision is so found to be invalid, void, or otherwise unenforceable as written, the parties authorize the arbitrator or other adjudicator to revise such provision to the greatest extent allowed by applicable Law in order to effect the original intent of the parties as closely as possible so that the Transactions be consummated as originally contemplated by the parties. In the event that the arbitrator or other adjudicator declines to exercise such authority, the parties agree to make such revision independently of such arbitrator or other adjudicator.

Section 7.11. Entire Agreement. This Agreement, the Related Instruments, the Exhibits and Schedules to this Agreement and the Related Instruments, represent the entire agreement and understanding of the parties with respect to the Transactions and supersede and cancel all prior agreements, understandings, or communications, whether oral or in writing, relating to the subject matter hereof. No representation, warranty, promise, inducement, or statement of intention has been made by any party hereto which is not embodied in this Agreement, the Related Instruments, the Exhibits and Schedules to this Agreement and the Related Instruments, and no party shall be found liable for any alleged representation, warranty, promise, inducement, or statement or intention not so set forth.

Section 7.12. No Presumption Against Drafter. This Agreement and each of the terms and provisions hereof are deemed to have been explicitly negotiated between the parties, and the language in all parts of such agreements shall, in all cases, be construed according to its fair meaning and not strictly for, or against, any party, regardless of who drafted it.

Section 7.13. Construction. A disclosure on one Schedule to this Agreement relates only to the sections of this Agreement that reference such Schedule and not to any other Schedule or section of this Agreement, unless expressly so stated or a cross-reference is made from one Schedule to another or it is reasonably apparent on the face of such disclosure that such disclosure also is responsive to another section or subsection of any other Schedule. References to sections or Schedules refer to section of, or Schedules to, this Agreement, unless otherwise expressly indicated. The headings contained in this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words, “without limitation.” Any reference in this Agreement to gender shall include all genders, including the neuter, and words imparting the singular number only shall include the plural and vice versa. Any reference in this Agreement to “knowledge”, (a) with respect to Buyer, means the actual knowledge of Bob Smart and such knowledge as would be imputed to him upon reasonable inquiry in the normal exercise of duties and (b) with respect to the Seller Parties, means the actual knowledge of Mark Fandrich or Sev Sadura and such knowledge as would be imputed to such individuals upon reasonable inquiry in the normal exercise of duties. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified.

Section 7.14. Arbitration. Except as otherwise provided in Section 2.03 or Section 7.06, all disputes arising directly or indirectly out of the this Agreement, including the performance or non-performance of a party or the meaning or construction of any provision (“Disputes”), shall be fully resolved in confidential arbitration proceedings as set forth in this Section 7.14. All Disputes shall be submitted to binding arbitration conducted and governed by the American Arbitration Association, Rules of Commercial Arbitration (“AAA Rules”); provided that (a) any arbitrator selected or otherwise assigned to decide the matter shall be an attorney licensed in the United States who has at least ten years of legal experience transacting or litigating mergers and acquisitions transactions, but with no prior, existing or potential business relationship with any of the parties hereto or any of their respective affiliates, attorneys or other advisors and who shall be appointed in accordance with the AAA Rules (b) any arbitration hearings shall take place in Minneapolis, Minnesota, and the parties shall use good-faith efforts to schedule such hearings on successive days; (c) the arbitrator(s) shall be required to hear, and rule on, dispositive motions (such as a motion for summary judgment) addressing any issues of law or undisputed facts as provided by Fed. R. Civ. Proc. 56, (d) the parties are entitled to depose such witnesses whose anticipated testimony is found by the arbitrator(s) to be necessary (taking into account the amount in dispute) to determine the matter, (e) the parties are required to complete discovery during a period of time that shall not exceed six months, (f) no postponements are allowed in the absence of the parties’ agreement or good cause shown, (g) the parties are permitted, without limitation, to submit closing briefs, which must be considered in the arbitration decision if submitted to the arbitrator(s) within a reasonable time to be determined by the arbitrator(s), and (h) the arbitration decision must follow applicable Law and consist of a reasoned award demonstrating how such Law was followed. Such arbitration shall be conducted at a time mutually agreed upon by the parties; but, in the event of such failure to agree on the time for arbitration, such decision shall be made by the American Arbitration Association. In all cases, one arbitrator shall be selected in accordance with the AAA Rules (the “Original Arbitrator”). The Original Arbitrator shall decide the matter, unless the amount in controversy (as determined by the Original Arbitrator) exceeds $10 million and either party elects to have a panel. In such event, there shall be a panel of three arbitrators, consisting of the Original Arbitrator and one arbitrator selected by each party. Any award or decision in arbitration shall be binding upon both parties and shall be enforced by any court of competent jurisdiction. NOTWITHSTANDING ANY LANGUAGE TO THE CONTRARY IN THIS AGREEMENT, THE PARTIES HEREBY AGREE: THAT THE UNDERLYING AWARD MAY BE APPEALED PURSUANT TO THE AAA’S OPTIONAL APPELLATE ARBITRATION RULES (“APPELLATE RULES”); THAT THE UNDERLYING AWARD RENDERED BY THE ARBITRATOR(S) SHALL, AT A MINIMUM, BE A REASONED AWARD; AND THAT THE UNDERLYING AWARD SHALL NOT BE CONSIDERED FINAL UNTIL AFTER THE TIME FOR FILING THE NOTICE OF APPEAL PURSUANT TO THE APPELLATE RULES HAS EXPIRED. APPEALS MUST BE INITIATED WITHIN 30 DAYS OF RECEIPT OF AN UNDERLYING AWARD, AS DEFINED BY RULE A-3 OF THE APPELLATE RULES, BY FILING A NOTICE OF APPEAL WITH ANY AAA OFFICE. FOLLOWING THE APPEAL PROCESS THE DECISION RENDERED BY THE APPEAL TRIBUNAL MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.

Section 7.15. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile, portable document format (pdf) or other electronically or mechanically reproduced signature and such signature shall constitute an original signature for all purposes notwithstanding any statute or decisional Law to the contrary.

Section 7.17. Agency. The Shareholder (“Seller’s Agent”) is hereby appointed, and Seller’s Agent hereby accepts appointment, as agent, proxy, and attorney-in-fact for, and on behalf of, each of the Seller Parties with regard to all purposes under this Agreement, including the Related Instruments, such that Seller’s Agent shall have the full power and authority to consummate the Transactions on behalf of each of the Seller Parties, perform all post-Closing matters related thereto, and do any and all things, and take any and all actions, that Seller’s Agent, in Seller’s Agent’s sole discretion, may consider necessary, proper, or convenient in connection with, or to carry out, the Transactions. Without limiting the foregoing sentence, Seller’s Agent is fully empowered and authorized to: (a) receive and disburse all payments, (b) give and receive notices and other communications on behalf of each of the Seller Parties, and (c) agree to, negotiate, enter into settlements, compromises, and any other resolutions of, demand arbitration of, and comply with court Orders and arbitration awards with respect to matters under this Agreement, including indemnification and other claims by or against any of the Seller Parties. The Seller Parties agree that the appointment of Seller’s Agent is coupled with an interest and shall be irrevocable, except to the extent provided otherwise by any applicable Law. Any decision, act, consent, waiver, or instruction of Seller’s Agent relating to this Agreement, including the Related Instruments, or any matter arising thereunder or related thereto shall constitute a decision of each of the Seller Parties, jointly and severally, shall be final, binding, and conclusive upon each of them, and shall survive the bankruptcy, dissolution, or liquidation of any of the Seller Parties. Buyer and the other Buyer Indemnitees may rely upon any such decision, act, consent, waiver, or instruction of Seller’s Agent as being the decision, consent, waiver, or instruction of each and every Seller Party. Buyer and the other Buyer Indemnitees are hereby relieved from all liability to any Person for any acts done by them in accordance with any such decision, consent, waiver, or instruction of Seller’s Agent.

Section 7.18. Bulk Sales Laws. Each party hereby waives compliance by the parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the Transactions contemplated by this Agreement.

Section 7.19. No Presumption Against Drafting Party. Each party acknowledges that all parties to this Agreement have been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(Signature Pages Follow)

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BUYER:		Address

OLDCASTLE INFRASTRUCTURE, INC.

Oldcastle Infrastructure, Inc.

7000 Central Pkwy, Suite 800

Atlanta, GA 30328

Attention: Erica Chapman

With copies to (which shall not constitute notice):

CRH Americas Law Group
900 Ashwood Parkway, Suite 800
Atlanta, GA 30338
Attention: David O. Kern

and

Polsinelli PC

1401 Lawrence Street, Suite 2300

Denver, Colorado 80202

Attention: Brian Furgason

By:
Name:	Erica Chapman
Title:	CFO/CAO/Secretary

Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER PARTIES:	Address

SUTTLE, INC.

10900 Red Circle Drive

Minnetonka, Minnesota 55343

Attention: Roger Lacy

With a copy to (which shall not constitute notice):

Ballard Spahr LLP

2000 IDS Center

80 South 8th Street

Minneapolis, MN 55402

E-mail: lovettt@ballardspahr.com

Attention: Thomas G. Lovett, IV

By:
Name:
Title:

COMMUNICATIONS SYSTEMS, INC.
10900 Red Circle Drive Minnetonka, Minnesota 55343 Attention: Roger Lacy
By:
Name:
Title:

Signature Page to Asset Purchase Agreement

Exhibit A
Non-Fiber Optic Product Lines

Family Group	Family & Family Description
Legacy	S66P	66 Products
Legacy	SCRS	Corro-Shield Products
Legacy	SDSL	DSL Products
Legacy	STRD	Traditional Products
MediaMAX	SPDP	Premise Distribution Passives
MediaMAX	SSOHO	SOHO Products
MediaMAX	SSST	Speedstar Products
Other	SCONC	Connectivity Copper
Other	SOSPC	Outside Plant Products Metal
Other	SMISC	Miscellaneous
Other	SOEM	OEM
Other	RM	Raw Materials